Exhibit 5.1

Cadeler A/S Arne Jacobsens Allé 7, 7. DK-2300 Copenhagen S Denmark

Dear Madams and Sirs,
Date:
October 31, 2023	Cadeler A/S – Registration Statement on Form F-4 filed with the United States Securities and Exchange Commission

Information:
Our ref. 014840 Doc. no.: 18495781.1	We have acted as special Danish legal counsel to Cadeler A/S, company reg. no. (CVR) 31180503 (the "Company") in connection with the preparation of the Registration Statement on Form F-4 of the Company (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the Company’s offer (the “Offer”) to exchange each outstanding share of common stock of Eneti Inc. (“Eneti”) for American depositary shares (each such American depositary share, an “ADS”), representing, in the aggregate, 3.409 shares of the Company with nominal value DKK 1 per share (the “Underlying Shares”) without interest, subject to any adjustments agreed and payment of cash compensation with respect to any fractional ADSs in accordance with the Business Combination Agreement (as defined below). Each ADS represents four Underlying Shares.

The Offer is being made pursuant to a business combination agreement (which is referred to as the “Business Combination Agreement”), dated as of June 16, 2023, by and among the Company and Eneti.

Any such ADSs are expected to be listed and admitted to trading on the New York Stock Exchange in the United States (“NYSE”), and any such Underlying Shares are expected to be admitted to trading on the Oslo Stock Exchange (“OSE”) and listed (but not admitted for trading) on NYSE.

1	For the purpose of this Opinion we have examined the following documents and performed the following investigations:

a)	a copy of the Registration Statement, including exhibits;

b)	a copy of the Business Combination Agreement, including exhibits;

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c)	a copy of the articles of association of the Company dated July 14, 2023 (the “Articles of Association”);

d)	a copy of the minutes of the extraordinary general meeting of the Company held on July 14, 2023 whereby the extraordinary general meeting adopted an authorization to the Board of Directors to increase the Company’s share capital without pre-emption rights for existing shareholders by a nominal amount of up to DKK DKK 135,000,000 by contribution of shares in Eneti;

e)	a copy of the resolution passed by the Board of Directors of the Company on July 14, 2023, whereby the Board of Directors, inter alia, resolves to exercise the Board of Directors’ authorization in the Company’s Articles of Association to increase the Company’s share capital in connection with the Offer;

f)	a confirmation from the Danish Business Authority dated July 21, 2023, whereby the Danish Business Authority confirms that the registration of the share capital increase in connection with the Offer can be made in accordance with the resolution passed by the Board of Directors of the Company on July 14, 2023;

g)	the independent auditor’s valuation report on non-cash contribution of share capital prepared by Deloitte Statsautoriseret Revisionspartnerselskab dated July 14, 2023;

h)	a copy of the resolution passed by the Board of Directors of the Company on October 19, 2023 approving inter alia the draft Registration Statement, including a prospectus;

i)	an online transcript dated as of the date of this Opinion (before 8:00 a.m. CEST) from the Danish Business Authority (in Danish: “Erhvervsstyrelsen”) concerning the Company; and

j)	such other documents, agreements and records as we have deemed necessary for the purposes of rendering this Opinion.

The documents mentioned in sections 1a) – 1j) above are referred to as the “Documents” and individually as a “Document”.

2	In considering the Documents for the purposes of delivering this Opinion we have assumed:

a)	that any copies of the Documents that we have reviewed are complete and accurate copies of the originals of such Documents and that the originals of such Documents were executed in the manner appearing on such copies and that all material supplied to us (whether original or in copy) is authentic, has been supplied in full and has not subsequently been amended;

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b)	the genuineness of all signatures and dates and the authenticity of all documents submitted to us as originals, and that the identities of the signatories are as stated or written;

c)	that each Document is true, correct and fully updated and has not been amended or revoked after the date of each such Document;

d)	that all resolutions and documents have been and will be made and finalized to effect (i) the subscription of any such Underlying Shares, (ii) the payment in full of any such Underlying Shares by way of contribution in kind in the form of the Eneti shares tendered in the Offer, (iii) the registration of any such Underlying Shares with the Danish Business Authority, (iv) the issuance in and registration with the Norwegian Central Securities Depository (in Norwegian: Verdipapirsentralen) (“VPS”) of any such Underlying Shares, (v) the admission to trading on the OSE of any such Underlying Shares and (vi) the listing (but not admission for trading) of the Underlying Shares on NYSE;

e)	that the Company has properly convened and conducted such meetings as form the basis of or are referred to in the Documents referred to in Sections 1d), 1e) and 1h) that the resolutions referred to in Sections 1d), 1e) and 1h) were duly passed in the interest of the Company, and that any authorizations or powers given pursuant to the Documents referred to in Sections 1d), 1e) and 1h) were duly granted and have not been revoked, amended or otherwise modified and were in full force and effect as of the date of execution by the Company of the relevant Documents;

f)	that the copies submitted to us of minutes of meetings and/or resolutions (other than the minutes referred to in Sections 1d), 1e) and 1h) correctly record the proceedings at such meetings and/or subject matter which they purport to record, that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copies were duly passed;

g)	that a final version of the Registration Statement, including exhibits will be made effective and approved by the U.S. Securities and Exchange Commission;

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h)	the information contained in the online transcript dated as of the date of this Opinion from the Danish Business Authority (referred to in section 1i)) concerning the Company being accurate, complete and fully updated;

i)	that at the time of the resolution approving the capital increase, such capital increase took place as a non-cash contribution by way of contribution of shares in Eneti and the economic value of the Eneti Shares to be contributed as assessed by the Company’s board of directors is no less than the consideration determined, including the nominal value of the shares to be issued as consideration, plus any premium, in accordance with applicable Danish corporate law principles;

j)	that any power of attorney referred to in the Documents has neither been revoked nor amended;

k)	that no other agreement, arrangement or document (other than the Documents) have been entered into that could have an effect on the accuracy or completeness of this Opinion;

l)	that there are no provisions of the laws of any jurisdiction (other than Denmark) that would have any adverse implication in relation to the opinions expressed herein;

m)	that the Company will receive the Eneti shares tendered in the Offer as payment by way of contribution in kind for any ADSs and, by extension, any such Underlying Shares, before settlement of any issued ADSs;

n)	the accuracy and completeness of all factual matters, statements of fact, factual representations, warranties and other information as to matters of fact described or set forth in the Documents, as we have not made any independent investigation in respect thereof;

o)	the due compliance of all matters with and validity and binding effect under such laws as govern any activities contemplated other than the laws of Denmark in respect of which we are opining;

p)	that there are no provisions under the laws of any jurisdiction outside Denmark which would be contravened by the execution and delivery of the Documents or the performance of any obligation of the Documents or which would have any adverse implication or invalidity in relation to the opinions expressed herein;

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q)	that a “corporate benefit”, as such term is construed under Danish law, will accrue to the Company from entering into any transactions related to the Documents, if relevant; and

r)	that all formalities and requirements of the laws, regulations or rules of stock exchanges of any relevant jurisdiction other than Denmark (excluding Greenland and the Faroe Islands) and of any regulatory authority therein, applicable to the execution, performance, delivery, perfection and enforceability of any Document have been or will be duly complied with.

3	This Opinion is subject to the following qualifications:

a)	This Opinion is given only with respect to the laws of Denmark (excluding Greenland and the Faroe Islands) as in force today and as such laws are currently applied by Danish courts and we express no opinion with respect to the laws of any other jurisdiction nor have we made any investigations as to any law other than the laws of Denmark (excluding Greenland and the Faroe Islands);

b)	the ability of a Danish public limited liability company to delegate authority in general to third parties to act on its behalf is restricted pursuant to Danish law. Thus, the granting by a Danish public limited liability company of powers to third parties to act on their behalf may be considered void and set aside by the Danish courts if the powers are not restricted to specific, limited and well-defined matters and given for a certain period of time;

c)	in rendering this Opinion we have relied as to certain matters of information and facts obtained from the Company and other sources reasonably believed by us to be credible, including the independent auditor’s valuation report on non-cash contribution of share capital prepared by Deloitte Statsautoriseret Revisionspartnerselskab;

d)	we express no opinion as to the exact interpretation of any particular wording in any Document by a court;

e)	the online transcript from the Danish Business Authority listed in section 1i) is not conclusive evidence of whether or not (i) an entity is insolvent or a winding up or administration order has been issued, (ii) a resolution for winding up has been passed, or (iii) an administrator or liquidator has been appointed. Notice of the matters listed in (i), (ii) and (iii) in this paragraph may not be filed with the Danish Business Authority immediately and, when filed, may not be entered in the relevant company’s public file immediately;

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f)	in addition, such transcripts are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition has been presented or other insolvency or restructuring proceedings have been commenced. Filing with the Danish Business Authority is open to the public and the Danish Business Authority does not conduct any investigation on the legality, correctness or validity of the information submitted to it; and

g)	in this Opinion Danish legal concepts are expressed in English terms and not in their original Danish terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

4	Based upon and subject to the assumptions and the qualifications above we are of the opinion that:

a)	The Company is a public limited liability company (in Danish: “aktieselskab”) registered and validly existing under the laws of Denmark;

b)	Any Underlying Shares, will upon subscription, payment in full by way of contribution in kind, registration with the Danish Business Authority and completion of the Offer, and issuance in and registration with VPS, constitute duly authorized, validly issued and fully paid shares; and

c)	there is for holders of any such Underlying Shares, if fully paid in and issued, no obligation to provide additional funding pursuant to the Articles of Association or the Danish Companies Act.

We advise you that we are not assuming any obligation to notify you of any changes in this Opinion as a result of any facts or circumstances that may come to our attention in the future or as a result of any changes in laws which may hereafter occur.

This Opinion is limited to matters of the laws of Denmark (excluding Greenland and the Faroe Islands) as in effect and applied on the date of this Opinion and we express no opinion with respect to the laws of any other jurisdiction, nor have we made any investigation as to any laws other than the laws of Denmark (excluding Greenland and the Faroe Islands).

This Opinion shall be governed by and construed in accordance with Danish law (excluding the laws of Greenland and the Faroe Islands), and any legal suit action or proceeding against us by the Company arising out of or based upon this Opinion shall be exclusively instituted in a Danish court.

This Opinion is rendered in connection with the filing of the Registration Statement on Form F-4 and has been prepared for the purpose of the filing of the Registration Statement on Form F-4.

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This Opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter.

We accept no responsibility or legal liability to any person other than the Company in relation to the contents of this Opinion and claims may only be brought against Gorrissen Federspiel Advokatpartnerselskab and not against individual partners or employees of Gorrissen Federspiel Advokatpartnerselskab on the basis hereof.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to our law firm (in Danish: “Advokatpartnerselskab”) under the caption “Legal Matters” in the Registration Statement.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

We are qualified to practice law in Denmark.

Yours sincerely

/s/ Gorrissen Federspiel Advokatpartnerselskab

Gorrissen Federspiel Advokatpartnerselskab